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                                                                      EXHIBIT 11

                   STATEMENT OF COMPUTATION PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS
                                                                                            1/01/01
                                                                                              TO
                                                                 ANNUALIZED                 9/30/01
                                                                 ----------               ------------

Return on average total assets                                     0.70%                          0.52%
Return on average equity                                           9.36%                          7.00%
Dividend Payout Ratio                                                NA                             NA
Average Equity to Average Assets                                                                  7.44%


STATEMENT OF COMPUTED PER SHARE EARNINGS


Net income                                                                                $  3,029,937

Average Basic Shares Outstanding                                                             3,281,830
Average Diluted Shares Outstanding                                                           3,335,399

Basic earnings per share                                                                  $       0.92
Diluted earnings per share                                                                $       0.91
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